Exhibit 11.
 Statement Regarding Computation of Per Share Earnings
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 For the periods ended September 30
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                                                3rd Qtr.                 Nine months

                                           2000          1999           2000        1999


Diluted earnings per common share:
 Average common shares outstanding        643,053        643,053      643,053      548,694

 Net income (loss) ................   $   (15,601)   $  (353,176)   $(323,519)   $(368,125)


 Diluted earnings (loss) per share:   $    (0.02)    $     (0.55)   $   (0.50)   $   (0.67)
 Basic earnings (loss) per share: .   $    (0.02)    $     (0.55)   $   (0.50)   $   (0.67)
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